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Exhibit 99(b)

EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171	ABN AMRO BANK N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands	SANTANDER INVESTMENT SECURITIES INC. 45 East 53rd Street New York, NY 10022

CREDIT SUISSE Eleven Madison Avenue New York, NY 10010	UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901		BANCO SANTANDER CENTRAL HISPANO, S.A., NEW YORK BRANCH 45 East 53rd Street New York, NY 10022

CONFIDENTIAL

August 14, 2006

Companhia Vale do Rio Doce
Avenida Graça Aranha, No. 26
20030-900 Rio de Janeiro, RJ, Brazil
Attention: Fabio Barbosa — Chief Financial Officer

PROJECT METEOR
U.S.$18,000,000,000 2-Year Senior Acquisition Facility
Commitment Letter

Ladies and Gentlemen:

        You have advised Credit Suisse ("CS"), Credit Suisse Securities (USA) LLC ("CS Securities"), UBS Loan Finance LLC ("UBS"), UBS Securities LLC ("UBS Securities"), ABN AMRO Bank N.V. ("ABN AMRO"), Banco Santander Central Hispano, S.A., New York Branch ("BSCH" and, together with CS, UBS and ABN AMRO, the "Initial Lenders") and Santander Investment Securities Inc. ("SIS" and, together with CS Securities, UBS Securities and ABN AMRO, the "Joint Lead Arrangers"; the Initial Lenders and the Joint Lead Arrangers being referred to collectively as "we" or "us") that Companhia Vale do Rio Doce, a corporation organized under the laws of the Federative Republic of Brazil ("Comet"), intends to acquire (the "Acquisition") all the outstanding equity interests in a company previously identified to us (the "Company"), either directly or through one or more subsidiaries, and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the "Term Sheet")). You have further advised us that, in connection with the Transactions, the Borrower will obtain the senior acquisition credit facility (the "Facility") described in the Term Sheet, in an aggregate principal amount of up to U.S.$18,000,000,000.

1.     Commitments.

        In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide 25% of the principal amount of the Facility, (b) UBS is pleased to advise you of its commitment to provide 25% of the principal amount of the Facility, (c) ABN AMRO is pleased to advise you of its commitment to provide 25% of the principal amount of the Facility and (d) BSCH is pleased to advise you of its commitment to provide 25% of the principal amount of the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this "Commitment Letter"). The commitments of the Initial Lenders hereunder are several and not joint.

2.     Titles and Roles.

        You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent for the Facility, (b) CS to act, and CS hereby agrees to act, as sole administrative agent for the Facility, (c) UBS Securities to act, and UBS Securities hereby agrees to act, as joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent for the Facility, (d) ABN AMRO to act, and ABN AMRO hereby agrees to act, as joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent for the Facility, and (e) SIS to act, and SIS hereby agrees to act, as joint bookrunner, joint lead arranger, co-syndication agent and co-documentation agent for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. Each of the Joint Lead Arrangers and the Initial Lenders, in the capacities described in the preceding sentence, will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

3.     Syndication.

        The Joint Lead Arrangers reserve the right, prior to and/or after the execution of definitive documentation for the Facility, to syndicate in a coordinated fashion all or a portion of the commitments of the Initial Lenders with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the "Lenders") identified by us in consultation with you, and you agree to provide the Joint Lead Arrangers with a period of at least 19 consecutive days following the completion of a Confidential Information Memorandum (which shall contain Projections (as defined below)) and a customary lender presentation reasonably acceptable to you and us and prior to the date of the initial funding under the Facility (the "Closing Date") to syndicate the Facility (provided that such period shall not include any day from and including August 24, 2006 through and including September 4, 2006 or from and including December 22, 2006 through and including January 5, 2007 and provided further that in no event shall the Closing Date be earlier than 45 days after the launch of the Take-Over Bid). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a reasonably satisfactory syndication (it being understood that any assignment by any of us of all or any portion of our commitments hereunder prior to the Closing Date will be subject to the provisions of Section 9 of this Commitment Letter). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors and the proposed Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum for the Facility and other customary marketing materials to be used in connection with the syndication, (d) your causing to be provided such customary financial projections as the Joint Lead Arrangers may reasonably request for Comet and its consolidated subsidiaries for the years 2006 through 2009 (the "Projections"), which Projections (i) may be based on assumptions with respect to relevant commodity price forecasts that are consistent with financial market consensus data regarding such price forecasts and (ii) shall not be inconsistent in any material respects with information provided by or on behalf of Comet to the Joint Lead Arrangers prior to the date hereof or information provided by Comet to rating agencies in connection with the Transactions, (e) your using commercially reasonable efforts to obtain from each of Standard & Poor's Ratings Service and Moody's Investors Service, Inc., prior to the launch of the syndication, (i) a credit rating for the Facility and (ii) a corporate credit rating (or equivalent) for Comet (which, in each case, shall be a foreign currency rating), (f) the hosting, with the Joint Lead Arrangers, of one or more meetings of prospective Lenders at times and locations to be mutually agreed and (g) your ensuring that no issues of debt securities or commercial bank or other credit facilities of the type referred to in Section 6(a) will be announced, offered, placed or arranged during the period from the date hereof through the earlier of (i) completion of Successful Syndication (as defined in the Fee Letter) and (ii) the 90th day after the Closing Date. You agree, at the request of the Joint Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facility, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect Comet, the Company or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state, Canadian provincial, Brazilian and other foreign securities laws (all such information and documentation being "Public Information"). Any information and documentation that is not Public Information is referred to herein as "Private Information". You further agree that unless specifically labeled "Private Information", no document to be disseminated to any Lender in connection with the Facility will contain any Private Information. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but subject to your compliance with this Section 3, neither the commencement nor the completion of the syndication of the Facility shall be a condition to any borrowing under the Facility.

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        The Joint Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to provide or cause to be provided to the Joint Lead Arrangers all relevant information with respect to the Transactions, you and your subsidiaries and, to the extent available or in your possession, the Company and its subsidiaries, including all relevant financial information, as we may reasonably request.

4.     Information.

        You hereby represent (which representation, solely with respect to Information (as defined below) relating exclusively to the Company and its subsidiaries, shall be made to the best of your knowledge) that (a) all information other than (i) the Projections and (ii) information of a general economic or industry-specific nature (the "Information") that has been or will be made available to the Joint Lead Arrangers in connection with the Acquisition and the transactions contemplated hereby, by or on behalf of you or any of your representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, (b) the Projections that have been or will be made available to us by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us and (c) the execution, delivery and performance of the Guaranty by the Company will not conflict in any material respects with, or result, directly or indirectly, in any event of default under, any instrument, document or agreement listed in Schedule I. You agree that if at any time prior to the closing of the Facility any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement or cause to be supplemented the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

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5.     Fees.

        As consideration for the commitments of the Initial Lenders hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facility (the "Fee Letter").

6.     Conditions Precedent.

        The commitments of the Initial Lenders hereunder, and our agreements to perform the services described herein, are subject to (a) our satisfaction that, from the date hereof through the earlier of (i) completion of Successful Syndication (as defined in the Fee Letter) and (ii) the 90th day after the Closing Date, there shall be no other issues of debt securities or commercial bank or other credit facilities of Comet and/or its subsidiaries being announced, offered, placed or arranged that would reasonably be expected to have an adverse effect on the syndication of the Facility (it being understood that the transactions described in Schedule II hereto shall be deemed not to have any such adverse effect), (b) the execution and delivery of definitive documentation with respect to the Facility consistent with this Commitment Letter and reasonably satisfactory to you, us and our respective counsel, (c) your compliance in all material respects with the terms of this Commitment Letter and the Fee Letter, and (d) the satisfaction of the other conditions set forth or referred to in the Term Sheet and the other exhibits hereto.

7.     Indemnification; Expenses.

        You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns of each of the foregoing (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Comet or the Company or any of their respective affiliates), and to reimburse each such Indemnified Person upon demand for any reasonable documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or (ii) arising from a material breach of the obligations of such Indemnified Person under this Commitment Letter, and (b) to reimburse us from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to reasonable expenses of our due diligence investigation, consultants' fees (provided that the retention of any such consultant was previously approved by Comet), syndication expenses, travel expenses and fees, disbursements and other charges of counsel), in each case incurred in connection with the Facility and the preparation and enforcement of this Commitment Letter, the Fee Letter, and the definitive documentation for the Facility and any ancillary agreements and security arrangements in connection therewith (collectively, the "Expenses"); provided that, except as provided in the Fee Letter, your obligation to reimburse us for Expenses in the event that the Closing Date does not occur shall be subject to the terms of a separate letter agreement dated the date hereof between you and us. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with its activities related to the Facility.

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8.     Exclusivity; Sharing Information; Absence of Fiduciary Relationship.

        Each Joint Lead Arranger agrees and acknowledges that, at any time prior to the Termination Date (as defined below), neither it nor its affiliates shall assist, advise or provide financial advisory or capital markets services to other potential purchasers of the Company or assets of the Company, in connection with any proposed acquisition or other similar business combination transaction involving the Company or assets of the Company, without the prior written consent of Comet, which may be withheld at its sole discretion. Moreover, any Joint Lead Arranger may agree or arrange to provide other prospective purchasers with, or otherwise assist them in obtaining, all or a portion of the new money financing they require in connection with an acquisition of the Company only with the written consent of Comet, which may be withheld at its sole discretion; provided that such written consent will not be required subsequent to the Termination Date. As used herein, the term "Termination Date" means the earliest of (i) the termination, expiration or withdrawal of the Take-Over Bid, (ii) the acquisition by any other person of a controlling interest in the Company and (iii) the termination of this Commitment Letter. Neither we nor any of our respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

        You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any Joint Lead Arranger has advised or is advising you on other matters, (b) the Joint Lead Arrangers, on the one hand, and you, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Joint Lead Arranger, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Joint Lead Arranger is engaged in a broad range of transactions that may involve interests that differ from your interests and that no Joint Lead Arranger has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any Joint Lead Arranger for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Joint Lead Arranger shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

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        You further acknowledge that each Joint Lead Arranger is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Joint Lead Arranger may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Joint Lead Arrangers or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.     Assignments, Amendments, Governing Law, Etc.

        This Commitment Letter shall not be assignable by you without the prior written consent of each Joint Lead Arranger (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Initial Lenders and the Joint Lead Arrangers hereunder (including, without limitation, each Initial Lender's commitment) may be performed and any and all rights of the Initial Lenders and the Joint Lead Arrangers hereunder may be exercised by or through any of their respective affiliates or branches.

        Notwithstanding any other provision of this Commitment Letter to the contrary: (a) during the course of syndication of the Facility, we will from time to time provide you with names (each a "Lender List") of banks, financial institutions and other persons (each a "Potential Lender") to whom we may syndicate or assign portions of the Facility and/or our commitments thereunder; (b) in the case of any Potential Lender other than a Qualified Lender (as defined below), you shall notify us, within one business day after receipt of any Lender List that identifies such Potential Lender, if you have any objection to such Potential Lender becoming a Lender under the Facility, which objection, if made, shall be set forth in a written notice to the Joint Lead Arrangers and shall specify the grounds therefor, which shall be reasonable under the circumstances (any such notice being a "Designation Notice" and any Potential Lender as to which any such objection is made on such basis and within such time being a "Designated Lender"); (c) upon syndication or assignment of portions of our commitments hereunder to any Qualified Lender, we shall be relieved of our obligations hereunder to the extent such commitments are assumed by such Qualified Lender; and (d) upon syndication or assignment of portions of our commitments hereunder to any Designated Lender, we shall be relieved of our obligations hereunder as, when and to the extent such commitments are funded, but shall not by reason of such syndication or assignment be relieved or novated from any of our obligations hereunder with respect to the unfunded portion of our commitments that are syndicated or assigned to such Designated Lender (subject in all events to all conditions precedent to such obligations) until the earlier of (i) the date on which such unfunded portion is funded, (ii) with respect to any portion of such commitments that are subsequently assigned to a Qualified Lender, the date of such assignment, (iii) the date of the acquisition of 100% of the equity interests in the Company by Comet, either directly or through one or more of its wholly-owned subsidiaries, and (iv) 180 days after the Closing Date, and we shall retain exclusive control over all rights and obligations with respect to such unfunded commitments, including all rights with respect to consents, modifications and amendments relating thereto, until the Closing Date. As used herein, the term "Qualified Lender" means (A) any Potential Lender identified in a Lender List and as to which a Designation Notice has not been given as provided in clause (b) above, (B) any leading international bank or other financial institution having an investment grade credit rating, (C) any top tier Brazilian bank, (D) any other bank or financial institution approved by Comet (which approval shall not be unreasonably withheld), and (E) any affiliate of any of the foregoing.

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        This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and each of us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facility may be transmitted through Syndtrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that we shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner. Notwithstanding anything in Section 12 to the contrary, we may, with your consent (not to be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Acquisition in the form of a "tombstone" or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Acquisition, all at our expense. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facility. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.   Jurisdiction.

        Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the New York State courts and the Federal courts of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such New York State courts or, to the extent permitted by law, in such Federal courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        You irrevocably designate and appoint CT Corporation System, with an office at the date hereof at 111 Eight Avenue, 13th Floor, new York, NY 10011 (the "Process Agent"), as your authorized agent upon which process may be served in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby that may be instituted by any of us in any New York State court or Federal court of the United States of America sitting in New York City. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address above shall be effective service of process for any action or proceeding brought in any such court.

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        To the extent that you have or hereafter may acquire any immunity from jurisdiction in any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to yourself or your property, you hereby irrevocably waive, to the fullest extent that you may effectively do so, such immunity in respect of your obligations under this Commitment Letter, the Fee Letter and the transactions contemplated hereby or thereby and, without limiting the generality of the foregoing, you agree that the waivers set forth in this paragraph shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act. Your obligations hereunder and under the Fee Letter to make payments in U.S. Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than U.S. Dollars, except to the extent that such tender or recovery results in the effective receipt by the intended recipient thereof of the full amount of the U.S. Dollars expressed to be payable to such recipient under this Commitment Letter or the Fee Letter.

11.   Waiver of Jury Trial.

        EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.   Confidentiality.

        This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any Initial Lender or any Joint Lead Arranger pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) (i) to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, and (ii) in any offering document or circular relating to the Acquisition.

        We will treat as confidential all confidential information provided to us by or on behalf of you hereunder; provided that nothing herein shall prevent us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, in which case we agree to inform you promptly thereof to the extent we are permitted to do so, (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us in violation of this paragraph, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents on a need-to-know basis who are informed of the confidential nature of such information, (e) to assignees or participants or potential assignees or participants who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent permitted by Section 9, or (g) for purposes of establishing a "due diligence" defense.

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        Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.   Surviving Provisions.

        The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the Initial Lenders' commitments hereunder and our agreements to perform the services described herein. If definitive financing documentation relating to the Facility shall be executed and delivered, our obligations and commitments hereunder, and your obligations under this Commitment Letter in respect of the Facility, other than your obligations relating to confidentiality and to the syndication of the Facility, shall automatically terminate and be superseded by the provisions contained in such documentation upon the execution and delivery thereof.

14.   PATRIOT Act Notification.

        We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "PATRIOT Act"), each of us and each Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow any of us or such Lender to identify the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of us and each Lender.

15.   Acceptance and Termination.

        If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with an executed counterpart of the separate letter agreement among you and us of even date herewith, not later than 5:00 p.m., New York City time, on August 14, 2006. Each of our commitments hereunder, and each of our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on January 8, 2007, then this Commitment Letter and each of our commitments hereunder, and each of our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

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        This Commitment Letter amends and restates that certain Commitment Letter dated August 10, 2006 among you, CS, CS Securities, UBS, UBS Securities, ABN AMRO, BSCH and SIS.

        We are pleased to have been given the opportunity to assist you in connection with the transactions described herein.

Very truly yours,

[Signature Pages Follow]

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CREDIT SUISSE SECURITIES (USA) LLC
By	/s/ James S. Finch Name: James S. Finch Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By	/s/ Vanessa Gomez Name: Vanessa Gomez Title: Vice President
By	/s/ Nupur Kumar Name: Nupur Kumar Title: Associate

UBS SECURITIES LLC
By	/s/ James Boland Name: James Boland Title: Managing Director
By	/s/ Francisco Pinto-Leite Name: Francisco Pinto-Leite Title: Executive Director & Counsel Region Americas Legal

UBS LOAN FINANCE LLC
By	/s/ James Boland Name: James Boland Title: Managing Director
By	/s/ Francisco Pinto-Leite Name: Francisco Pinto-Leite Title: Executive Director & Counsel Region Americas Legal

ABN AMRO BANK N.V.
By	/s/ Luiz Reis Name: Luiz Reis Title: Director Executive
By	/s/ Conrado Lautenberg Name: Conrado Lautenberg Title: Portfolio Management

SANTANDER INVESTMENT SECURITIES INC.
By	/s/ Marcelo Castro Name: Marcelo Castro Title: Managing Director
By	/s/ Andres Barbosa Name: Andres Barbosa Title: Vice President

BANCO SANTANDER CENTRAL HISPANO, S.A., NEW YORK BRANCH
By	/s/ Ramon E. Colon Navarro Name: Ramon E. Colon Navarro Title: Vice President
By	/s/ Erik Deidan Name: Erik Deidan Title: Vice President

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Accepted and agreed to as of the date first above written:

COMPANHIA VALE DO RIO DOCE

By	/s/ Fábio de Oliveira Barbosa Name: Fábio de Oliveira Barbosa Title: Chief Financial Officer	By	/s/ Murilo Pinto de Oliveira Ferreira Name: Murilo Pinto de Oliveira Ferreira Title: Executive Officer

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SCHEDULE I

MATERIAL CONTRACTS

        1.     Indenture dated June 29, 1989 between the Company and The Bank of New York, as supplemented by the Indenture dated March 31, 1992.

        2.     Subordinated Indenture dated March 7, 2003 between the Company and The Bank of New York.

        3.     Indenture dated March 29, 2001 between the Company and The Bank of New York.

        4.     Indenture dated March 7, 2003 between the Company and The Bank of New York.

        5.     Electricity Supply Agreement dated October 28, 2004 between Enercal and Goro Nickel S.A.

        6.     Lease Agreement dated December 30, 2004 between GNiFi, a groupement d'intérêt économique, and Goro Nickel S.A.

        7.     Construction Agreement dated December 30, 2004 between GNiFi, a groupement d'intérêt économique, and Goro Nickel S.A.

        8.     Contract of Work dated July 27, 1968, Agreement on Modification and Extension of 1968 Contract of Work dated January 15, 1996 and Memorandum of Understanding dated January 15, 1996 Relating to Agreement on Modification and Extension of 1968 Contract of Work between the Government of the Republic of Indonesia and P.T. International Nickel Indonesia.

        9.     Voisey's Bay Development Agreement dated September 30, 2002 among Her Majesty the Queen in Right of Newfoundland and Labrador, Voisey's Bay Nickel Company Limited and the Company.

        10.   Voisey's Bay Industrial and Employment Benefits Agreement dated September 30, 2002 among Her Majesty the Queen in Right of Newfoundland and Labrador, Voisey's Bay Nickel Company Limited and the Company.

        11.   Warrant Agreement Providing for the Issue of Meteor Limited Common Share Purchase Warrants dated as of December 1, 2000 among the Company, CIBC Mellon Trust Company and Chase Mellon Shareholder Services LLC.

SCHEDULE II

CLEAR MARKET EXCEPTIONS

        1.     Refinancing of Comet's existing committed bank facility maturing in May 2007 in an aggregate principal amount not to exceed U.S.$1.0 billion.

        2.     Refinancing of other indebtedness of the Company and its subsidiaries existing on the Closing Date, in each case at the scheduled maturity thereof and in an aggregate principal amount not to exceed the principal amount thereof outstanding or available to be drawn immediately prior to such refinancing.

        3.     Financing for development and construction of the following projects:

    (i)
    Mozambique coal project;

    (ii)
    ALUNORTE expansion 3;

    (iii)
    Nickel projects Onça Puma and Vermelho;

    (iv)
    Iron ore expansion to 100 mt by Comet (to be financed by BNDES);

    (v)
    Litorânea-Sul (mainly through BNDES);

    (vi)
    Ferrovia Norte Sul (mainly through BNDES).

        4.     Disbursements under financing agreements in existence as of the date of the Commitment Letter.

        5.     Other financings of the Company and its subsidiaries that (i) are required to fulfill material contractual obligations in existence on the Closing Date or to avoid material losses in connection with undertakings in existence on the Closing Date, or (ii) are necessary to avoid the occurrence of a material adverse effect on the Company and its subsidiaries, taken as a whole.

        6.     Exchange contract advance financings provided by Brazilian banks with a final maturity not in excess of one year in an aggregate principal amount (for all such financings, taken together) not to exceed U.S.$700.0 million.

        7.     Debt securities and other credit facilities in an aggregate principal amount (for all such securities and facilities, taken together) not to exceed U.S.$500.0 million.

CONFIDENTIAL

August 14, 2006

EXHIBIT A

PROJECT METEOR
U.S.$18.0 Billion 2-Year Senior Acquisition Facility
Summary of Principal Terms and Conditions

Borrower:
Companhia Vale do Rio Doce, a corporation organized under the laws of the Federative Republic of Brazil ("Comet"), together with a U.S. co-borrower and, if required by the Joint Lead Arrangers, a co-borrower organized under the laws of Jersey, each of which shall be a wholly-owned subsidiary of Comet. Any co-borrower may be designated as co-borrower for less than the entire amount of the Facility by the Joint Lead Arrangers with Comet's approval (which shall not be unreasonably withheld). Comet and such co-borrowers are referred to herein collectively the "Borrower".
Transactions:
Comet, through one or more wholly-owned subsidiaries, intends to make an offer (the "Take-Over Bid") to acquire (the "Acquisition") all the equity interests in a company previously identified to the Joint Lead Arrangers (the "Company") pursuant to an offering document and circular (the "Bid Documents"). In connection with the Acquisition, (a) the Borrower will obtain the senior acquisition facility described below, in an aggregate principal amount of up to U.S.$18.0 billion, (b) Comet, through one or more wholly-owned subsidiaries, will make the Take-Over Bid, which shall be conditioned on acceptance by not less than 66 2/3% of the aggregate equity interests in the Company on a fully diluted basis (the equity interests acquired on the Closing Date being referred to as the "Initial Shares" and any equity interests acquired on any subsequent take-up date following an extension of the Take-Over Bid being referred to as the "Additional Shares"), (c) following acquisition of the Initial Shares and any Additional Shares pursuant to the Take-Over Bid, Comet, through one or more wholly-owned subsidiaries, will acquire the remaining equity interests (the "Remaining Shares") in the Company by exercising its compulsory acquisition rights under the Canada Business Corporation Act, if available, or undertaking a "squeeze out" amalgamation or similar transaction (the date of acquisition of the Remaining Shares being referred to as the "Purchase Date"), and (d) fees and expenses incurred in connection with the foregoing (the "Transaction Costs") will be paid. The transactions described in this paragraph, including the Acquisition, are collectively referred to herein as the "Transactions".

Agent:
Credit Suisse, acting through one or more of its branches or affiliates ("CS"), will act as sole administrative agent (in such capacity, the "Agent") for a syndicate of banks, financial institutions and other institutional lenders identified in consultation with Comet (together with CS, UBS Loan Finance LLC, ABN AMRO Bank N.V. and Banco Santander Central Hispano, S.A., New York Branch, the "Lenders"), and will perform the duties customarily associated with such roles.
Joint Bookrunners, Joint Lead Arrangers, Co-Syndication Agents And Co-Documentation Agents:
Credit Suisse Securities (USA) LLC, UBS Securities LLC, ABN AMRO Bank N.V. and Santander Investment Securities Inc. will act as joint bookrunners, joint lead arrangers, co-syndication agents and co-documentation agents for the Facility described below (collectively, in such capacities, the "Joint Lead Arrangers"), and will perform the duties customarily associated with such roles.
Facility:	A senior acquisition facility in an aggregate principal amount of up to U.S.$18.0 billion (the "Facility").
Purpose:
The proceeds of the Facility will be used by the Borrower, (a) on the date of the initial borrowing under the Facility (the "Closing Date") solely to fund the consideration payable to shareholders of the Company under the Take-Over Bid for the acquisition of the Initial Shares, (b) on any subsequent take-up date following an extension of the Take-Over Bid, to fund the consideration payable by Comet to shareholders of the Company under the Take-Over Bid for the acquisition of the Additional Shares, (c) on the Purchase Date, to fund the consideration payable by Comet to shareholders of the Company for the acquisition of the Remaining Shares and (d) at any time during the period from the Closing Date to the date that is 180 days after the Closing Date, (i) to refinance certain existing indebtedness of the Company and its subsidiaries as separately agreed between the Borrower and the Joint Lead Arrangers (the "Non-Surviving Debt"), (ii) for working capital purposes and to support synthetic letters of credit and (iii) to pay the Transaction Costs. The undrawn amount of the Facility after each borrowing shall not be less than the amount required to purchase any equity interests not purchased by Comet as of the date of such borrowing.

Availability:
Loans under the Facility will be available in up to 10 draws on or prior to the 180th day following the Closing Date, in a minimum principal amount of U.S.$250.0 million or an integral multiple of U.S.$50.0 million in excess thereof, provided that, if any borrowing would otherwise be less than U.S.$250 million or such integral multiple in excess thereof, the Borrower may borrow up to U.S.$250 million or the next highest multiple, as the case may be, so long as any amounts not then applied in accordance with the provisions above under "Purpose" are thereafter applied in accordance with such provisions before other borrowings under the Facility. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.
Interest Rates and Fees:	As set forth on Annex I hereto.
Default Rate:	The applicable interest rate plus 2.0% per annum or, if such rate is not permissible under applicable law, a lower rate that is the maximum permitted under applicable law.
Maturity:	The Facility will mature on the date that is two years after the Closing Date.
Amortization:	None.
Guarantee:
No later than 60 days after the completion of the acquisition of 100% of the equity interests in the Company by Comet through one or more of its wholly-owned subsidiaries, the Company shall deliver to the Agent a guarantee, which shall not contain additional covenants applicable to the Company or its subsidiaries but shall otherwise be in form and substance reasonably satisfactory to the Agent (the "Guarantee") in respect of all the obligations of the Borrower under the Facility, together with such customary certificates, opinions and other closing documents as the Agent may reasonably request; provided that such Guarantee does not (a) conflict in any material respects with, or result, directly or indirectly, in any material event of default under, any material contract of the Company or any of its subsidiaries in effect as of the Closing Date or (b) cause a downgrade of the Company's corporate credit rating or otherwise have a material adverse effect on the Company; and provided further that if such Guarantee is provided and any portion of the assets of the Company or any subsidiary of the Company are or have been transferred (other than to the Company or any of its wholly-owned consolidated subsidiaries), or the Company or any subsidiary of the Company is merged, consolidated, amalgamated or otherwise combined with another entity (other than with the Company or any of its wholly-owned subsidiaries), one or more of such transferees and/or successor entities, as the case may be, shall be required to become a party to such Guarantee if and to the extent necessary to ensure that the guarantors thereunder will, collectively, own and control assets (collectively, the "Required Assets") that comprise at least 80% of net assets, 80% of revenues and 80% of EBITDA, in each case, of the Company and its wholly-owned consolidated subsidiaries as of the Closing Date.

Pledge of Shares:
If, within 60 days after completion of the acquisition of 100% of the equity interests in the Company by Comet through one or more of its wholly-owned subsidiaries, Comet shall be unable to provide the Guarantee described above, then within 30 days thereafter Comet shall cause the Facility to be secured by a perfected first-priority pledge of all the equity interests in the Company pursuant to a pledge agreement, which shall not contain additional covenants applicable to the pledgor other than customary covenants relating to the collateral (including, without limitation, a covenant that any subsequently issued equity interests in the Company will be subject to such pledge) and shall otherwise be in form and substance reasonably satisfactory to the Agent (the "Pledge Agreement"), together with such customary certificates, opinions and other closing documents as the Agent may reasonably request; provided that (i) in the event that the Pledge Agreement is not or cannot be delivered if and when required as specified above, the commitments of the Lenders shall be terminated and the Borrower shall be required to offer to prepay the Loans within 30 days thereafter; and provided further that if such Pledge Agreement is provided and any portion of the assets of the Company or any subsidiary of the Company are or have been transferred (other than to the Company or any of its wholly-owned consolidated subsidiaries), or the Company or any Subsidiary of the Company is merged, consolidated, amalgamated or otherwise combined with another entity (other than with the Company or any of its wholly-owned consolidated subsidiaries), the Borrower shall be required to cause to be pledged pursuant to the Pledge Agreement 100% of the equity interests in one or more transferees and/or successor entities if and to the extent necessary to ensure that the entities the equity interests in which are subject to the pledge created under the Pledge Agreement will, collectively, own and control the Required Assets.

Mandatory Prepayments and Reductions in Commitments:
To the extent that Comet and its subsidiaries consummate Dispositions (as defined in Exhibit B-1) after the date of the Commitment Letter that yield Net Cash Proceeds (as defined in Exhibit B-1) in excess of U.S.$2.0 billion in the aggregate to be used to fund the consideration payable under the Take-Over Bid, refinance any Non-Surviving Debt and/or pay Transaction Costs, the commitments under the Facility shall be reduced and, if after the Closing Date, the loans under the Facility shall be prepaid as set forth in Exhibit B-1, in an aggregate amount equal to such excess.

Loans under the Facility shall be prepaid with (a) 100% of the net cash proceeds of certain other asset sales or other dispositions of property by Comet and its subsidiaries, (b) 100% of the net cash proceeds of certain issuances, offerings or placements of debt obligations of Comet and its subsidiaries, and (c) 100% of the net cash proceeds of certain issuances of equity securities of Comet and its subsidiaries, in each case on substantially the terms set forth in Exhibit B-1. In addition, the Borrower shall prepay all the loans under the Facility if Comet shall fail to acquire, directly or through one or more wholly-owned subsidiaries, 100% of the equity interests in the Company within 180 days after the Closing Date.

Voluntary Prepayments and Reductions in Commitments:
Voluntary reductions of the unutilized portion of the commitments under the Facility and prepayments of borrowings thereunder will be permitted at any time, in aggregate amounts of U.S.$250.0 million or an integral multiple of U.S.$50.0 million in excess thereof, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.
Existing Credit Agreement:
Senior Revolving Credit Agreement dated as of June 9, 2006 among one of Comet's subsidiaries, as borrower, Comet, as guarantor, the lenders party thereto, HSBC Bank plc, as administrative agent, and Citigroup Global Markets, Inc. and HSBC Securities (USA), Inc., as lead arrangers and joint bookrunners.

To the extent that this Term Sheet, any Exhibit hereto or the Commitment Letter provides that any provision of the definitive documentation for the Facility will be substantially the same as the corresponding provision in the Existing Credit Agreement, except as otherwise expressly provided in this Term Sheet, the Exhibits hereto or the Commitment Letter, (a) provisions applicable to the borrower under the Existing Credit Agreement shall be applicable to the Borrower in corresponding provisions of the definitive documentation for the Facility and (b) provisions applicable only to the guarantor in the Existing Credit Agreement will refer to the Borrower in corresponding provisions of the definitive documentation for the Facility, with such changes as are appropriate in light of the Borrower's jurisdiction of incorporation.
Representations and Warranties:
Substantially the same as the Existing Credit Agreement, provided that (a) the reference to the authorization of the Central Bank of Brazil shall be modified to refer to the initial registration (Registro de Operação Financeira) of the Facility and any notice required in connection with a prepayment thereof, (b) there shall be a representation as to authorization, distribution and performance of the Bid Documents, (c) the use of proceeds representation will be modified as needed and (d) there shall be no representation regarding receivables.

Conditions Precedent to Initial Borrowing:
Substantially the same as the Existing Credit Agreement and delivery of satisfactory legal opinions of New York and Brazilian counsel to the Borrower, and satisfactory legal opinions of counsel to any other co-borrower in its jurisdiction of organization; provided that (a) the condition regarding corporate approvals shall exclude the Company and its subsidiaries, (b) the condition regarding governmental licenses shall be replaced by condition 6 set forth in Exhibit B-2 and (c) the condition regarding opinions shall be modified as herein provided.
The initial borrowing under the Facility on the Closing Date will also be subject to the conditions precedent set forth in Exhibit B-2 to the Commitment Letter.
Conditions Precedent to All Borrowings	Substantially the same as the Existing Credit Agreement.
Affirmative Covenants:
Substantially the same as the Existing Credit Agreement (but to be applicable to Comet and its Material Subsidiaries (as defined in Exhibit B-3)) and, in addition, the following: use of commercially reasonable efforts to maintain a rating of the Facility and a corporate credit rating (or equivalent) of Comet by each of Standard & Poor's Ratings Service ("S&P") and Moody's Investors Service, Inc. ("Moody's") (which, in each case, shall be a foreign currency rating) (each such credit rating being referred to as a "Rating"); maintenance of insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies in similar businesses and owning similar properties in the same general areas in which Comet and its subsidiaries operate; permit the Agent or any of the Lenders or any agents or representatives thereof, at any reasonable time and from time to time, upon reasonable notice, to examine books and records of, and visit the properties of, Comet or any of its subsidiaries, and to discuss the affairs and accounts of Comet and any of its subsidiaries with any of their directors or officers; maintenance of properties used in the conduct of the business in good working order and condition, ordinary wear and tear excepted; conduct transactions with affiliates (other than wholly-owned subsidiaries) on terms that are no less favorable than would be obtained in a comparable arm's length transaction with a non-affiliate; take all commercially reasonable actions to complete the acquisition of all the equity interests in the Company not purchased on the Closing Date promptly and in any event within 180 days after the Closing Date; take all commercially reasonable actions to repay or refinance any Non-Surviving Debt as promptly as practicable after the Closing Date to the extent that failure to do so would result in a default in respect thereof; and maintain obligations in respect of the Facility to be pari passu with unsecured unsubordinated debt of the Borrower.

Negative Covenants:
The following, in each case on substantially the terms set forth in Exhibit B-3: limitations on liens; limitations on mergers, consolidations and sales of assets; limitations on sales and leasebacks; limitations on changes in nature of business; and limitations on burdensome agreements.
Financial Covenants:
The following, to be measured quarterly: (a) ratio of Indebtedness (as defined in Exhibit B-4) to Adjusted EBITDA (as defined in Exhibit B-4) for the most recently completed period of four consecutive fiscal quarters for which consolidated financial statements of Comet are available not to exceed 4.5:1.0 and (b) ratio of Adjusted EBITDA for the most recently completed period of four consecutive fiscal quarters for which consolidated financial statements of Comet are available to Interest Expense (as defined in Exhibit B-4) for such period not to be less than 2.0:1.0. Such ratio calculations shall be made on a pro forma basis to give effect to material transactions during the rolling four quarter period being measured. The first test date for such financial covenants shall be the end of the first fiscal quarter following the Closing Date.
Events of Default:
Substantially the same as the Existing Credit Agreement (without any grace period for the negative covenants or the financial covenants and, in the case of the cross-default and the judgment default, applicable to Comet and its subsidiaries and, in the case of the bankruptcy defaults, applicable to Comet and its Material Subsidiaries (as defined in Exhibit B-3)) and, in addition, the following: actual or asserted invalidity of guarantee or security documents by the Borrower, the guarantor or the pledgor.

Clean-Up Period:
For 30 days following the Closing Date, no representation or warranty shall be deemed inaccurate, no covenant shall be deemed to have been violated, and no default or event of default shall be deemed to have occurred as a result of (a) any condition in existence on the Closing Date with respect to the Company or any of its subsidiaries (other than any bankruptcy event) or (b) any agreement of the Company or any of its subsidiaries that is in effect on the Closing Date; provided that the foregoing shall not apply to any such condition or agreement that was known to Comet prior to the Closing Date and not disclosed to the Joint Lead Arrangers promptly and in any event prior to the Closing Date; provided further that if any such condition or agreement shall still exist at the end of such 30-day period, there shall be deemed to have occurred on such date a breach of representation and warranty, breach of covenant, default or event of default, as the case may be. The Borrower shall promptly notify the Joint Lead Arrangers of any knowledge of any of the foregoing obtained on or after the Closing Date
Voting:
Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facility, except that the consent of each Lender shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) extensions of final maturity or scheduled amortization of the loans or commitments of such Lender and (d) releases of all or substantially all of the value of the guarantees or the collateral, provided that, if the outstanding principal amount of the Facility is or, upon the release of such guarantees or collateral, will be less than U.S. $3.0 billion and such release is requested by the Borrower in connection with a registered initial public offering of the equity interests of the Company, a parent holding company or a successor of the Company, such release shall be subject to the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facility.
Cost and Yield Protection:	Usual for facilities and transactions of this type.

Comet will gross-up each Lender for any taxes (and similar fees and charges) and penalties and interest thereon that are imposed by any jurisdiction (a) in which the Borrower is incorporated, (b) in which a tax is imposed by reason of the Borrower's activities attributable to that jurisdiction or (c) from which any amounts in respect of the loans under the Facility are paid, but will not gross-up for taxes imposed on such Lender (i) on a net income basis by the jurisdiction in which such Lender is incorporated or in which its applicable lending office is located or (ii) to the extent attributable to such Lender's failure to comply with customary certification requirements following a request from the Borrower.

A Lender will be grossed-up either by payment of additional amounts by the Borrower, if the tax is withheld or deducted, or by indemnification within 45 days of notice by such Lender, if the tax is payable by such Lender or the Administrative Agent.
Assignments and Participations:	The Lenders will be permitted to assign loans under the Facility without the consent of (but with notice to) the Borrower.

Anything contained herein to the contrary notwithstanding: (a) any Lender (in such capacity, an "Assigning Lender") may, from time to time, provide the Borrower with the name of a potential assignee (each a "Potential Assignee") to whom such Lender may assign all or a portion of its unfunded commitments under the Facility; (b) in the case of any Potential Assignee other than a Qualified Lender (as defined below), the Borrower shall notify the Assigning Lender, within one business day after receipt of the name of the Proposed Assignee, if the Borrower has any objection to such Potential Assignee becoming a Lender under the Facility, which objection, if made, shall be set forth in a written notice to the Agent and the Assigning Lender and shall specify the grounds therefor, which shall be reasonable under the circumstances (any such notice being a "Designation Notice" and any Potential Assignee as to which any such objection is made on such basis and within such time being a "Designated Assignee"); (c) upon assignment of portions of any Assigning Lender's unfunded commitments hereunder to any Qualified Lender, the Assigning Lender shall be relieved of its obligations in respect of such commitments to the extent such commitments are assumed by such Qualified Lender; and (d) upon assignment of portions of its commitments hereunder to any Designated Assignee, the Assigning Lender shall be relieved of its obligations hereunder as, when and to the extent such commitments are funded, but shall not by reason of such assignment be relieved or novated from any of its obligations with respect to the unfunded portion of its commitments that are assigned to such Designated Assignee (subject in all events to all conditions precedent to such obligations) until the earlier of (i) the date on which such unfunded portion is funded, (ii) with respect to any portion of such commitments that are subsequently assigned to a Qualified Lender, the date of such assignment, (iii) the date of the acquisition of 100% of the equity interests in the Company by Comet, either directly or through one or more of its wholly-owned subsidiaries, and (iv) 180 days after the Closing Date. As used herein, the term "Qualified Lender" means (A) any Potential Assignee identified to the Borrower and as to which a Designation Notice has not been given as provided in clause (b) above, (B) any leading international bank or other financial institution having an investment grade credit rating, (C) any top tier Brazilian bank, (D) any other bank or financial institution approved by Comet (which approval shall not be unreasonably withheld), and (E) any affiliate of any of the foregoing.

All assignments will also require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of U.S.$1,000,000. Subject to the foregoing, assignments will be by novation.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the guarantees or the collateral.
Expenses and Indemnification:
The Borrower will indemnify the Joint Lead Arrangers, the Agent, the Syndication Agent, the Documentation Agent, the Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an "Indemnified Person") and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their respective affiliates) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions in connection therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence, bad faith or willful misconduct. In addition, all reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Joint Lead Arrangers, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Facility will be paid by the Borrower.

Governing Law and Forum:	New York.
Counsel to Agent and Joint Lead Arrangers:	Shearman & Sterling LLP.

ANNEX I

Interest Rates:	At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin or ABR plus the Applicable Margin.

The "Applicable Margin" used in determining the interest rates for the Facility at any time shall be determined by reference to the Ratings assigned to the Facility at such time by S&P and Moody's as set forth in the following table; provided that, for purposes of such table, if the Ratings are split (i.e., not at comparable levels by S&P and Moody's) and the higher Rating is equal to or higher than A- by S&P or A3 by Moody's, the higher Rating shall control; provided further that if the Ratings are split and the lower Rating is less than BBB- by S&P or Baa3 by Moody's, the lower Rating shall control.
		Rating	Adjusted LIBOR Applicable Margin	ABR Applicable Margin
	Prior to and including first anniversary of Closing Date	A-/A3 or above BBB-/Baa3 or above but less than A-/A3 Less than BBB-/Baa3	0.35% 0.40% 0.80%	0.00% 0.00% 0.00%

	After first anniversary of Closing Date	A-/A3 or above BBB-/Baa3 or above but less than A-/A3 Less than BBB-/Baa3	0.50% 0.60% 1.00%	0.00% 0.00% 0.00%
The Borrower may elect interest periods of 1, 2, 3 or 6 months (or 9 or 12 months if available) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.
ABR is the Alternate Base Rate, which is the higher of CS's Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.
Adjusted LIBOR will at all times include statutory reserves.
Commitment Fees:
0.15% per annum on the undrawn portion of the commitments in respect of the Facility, accruing from the Closing Date and payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

2

EXHIBIT B-1

Summary of Mandatory Prepayment Provisions(1)

Prepayment Provision

        The Borrower shall, within 35 days after the date of receipt of any Net Cash Proceeds by Comet or any of its Subsidiaries (as defined in Exhibit B-2), prepay an aggregate principal amount of the loans in an amount equal to the amount of such Net Cash Proceeds; provided that the Borrower shall not be required to make any such prepayment with respect to Net Cash Proceeds received by a Partially-Owned Subsidiary except to the extent that such Net Cash Proceeds shall have been distributed to Comet or any of its Subsidiaries (other than a Partially-Owned Subsidiary) as a dividend payment, redemption of equity interests, return of capital, loan or otherwise, in which case the aggregate principal amount of the loans to be prepaid shall be equal to the portion of such Net Cash Proceeds so distributed.

Definitions

        "Excluded Asset Sale" means (a) sales of inventory in the ordinary course of business, (b) sales of obsolete or worn-out equipment in the ordinary course of business, (c) sales of margin stock owned by Comet or any of its Subsidiaries to the extent that the value of margin stock owned by Comet and its Subsidiaries exceeds 33 1/3% of the value of all other assets of Comet and its Subsidiaries that are not described in other clauses of this definition, (d) sales, transfer or other dispositions of assets among Comet and its wholly-owned Subsidiaries, (e) sales of cash and cash equivalents (other than Stock Sale Proceeds (as defined in Exhibit B-3)), (f) sales of accounts receivable in connection with any receivable financing in the ordinary course of business consistent with past practice, (g) sales of assets at any time after the date of the Commitment Letter, the proceeds of which (i) are used to fund the consideration payable under the Take-Over Bid, refinance any Non-Surviving Debt or pay Transaction Costs and (ii) do not exceed U.S.$2.0 billion in the aggregate, and (h) any sale or series of related sales that yield proceeds of less than U.S.$100.0 million.

        "Excluded Debt" means (a) Debt under the Facility, (b) purchase money financing and purchase money capitalized leases, (c) any refinancing of Debt existing as of the Closing Date or of other Excluded Debt, (d) Debt incurred in connection with a construction or project financing for the development, construction or improvement of any asset, (e) Debt owed to Comet or a Subsidiary of Comet, (f) unsecured Debt incurred in the ordinary course of business for the deferred purchase price of property or services, (g) Debt of any person that becomes a Subsidiary of Comet existing at the time such person becomes a Subsidiary (other than debt incurred solely in contemplation of such person becoming a Subsidiary of Comet), (h) Debt secured by liens on assets existing prior to the acquisition thereof by Comet or any of its Subsidiaries, provided that such liens were not created in contemplation of such acquisition and do not extend to any other assets, (i) any debt the issuance of which yields proceeds of less than U.S.$100.0 million or (j) any Debt described in Schedule II to the Commitment Letter, provided that for purposes of this definition the amount set forth in item 7 of Schedule II to the Commitment Letter shall be deemed to be increased to U.S.$1.0 billion.

(1)
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B-1 is attached, including Exhibit A thereto.

        "Net Cash Proceeds" means, (a) with respect to any sale, lease, transfer, liquidation, collection, loss, damage, destruction, condemnation or other disposition of any asset of Comet or any of its Subsidiaries (other than any Excluded Asset Sale) (each of the foregoing, other than any Excluded Asset Sale, being referred to as a "Disposition"), the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Disposition (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise and including payments under casualty insurance policies and condemnations awards (and payments in lieu thereof), but only as and when received) over (ii) the sum of (A) the principal amount of any debt (other than debt under the loan documents) that is secured by such asset and that is required to be repaid in connection with such Disposition, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by Comet or its Subsidiaries in connection with such Disposition, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller's obligations to the purchaser undertaken by Comet or any of its Subsidiaries in connection with such Disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the maturity date of the Facility); provided, however, that (1) Net Cash Proceeds shall not include proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds are applied or intended to be applied to the repair, reconstruction or replacement of the affected property; and (2) Net Cash Proceeds shall not include any such amounts that are reinvested in tangible assets used or useful in the business of Comet and its Subsidiaries within 12 months after the date of receipt thereof, up to an aggregate amount reinvested after the date hereof (in addition to amounts referred to in clause (1) above) of U.S$1.0 billion in the aggregate;

        (b)   with respect to the incurrence or issuance of any Debt (as defined in Exhibit B-3) by Comet or any of its Subsidiaries (other than any Excluded Debt), the excess of (i) the sum of the cash and cash equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by Comet or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amounts referred to in clause (i); and

        (c)   with respect to the sale or issuance of any equity interests (including, without limitation, the receipt of any capital contribution) by Comet or any of its Subsidiaries (other than any sale or issuance of equity interests to Comet or any of its Subsidiaries), the excess of (i) the sum of the cash and cash equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by Comet or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of Comet or any of its Subsidiaries.

        "Partially-Owned Subsidiary" means (a) Alumina do Norte do Brasil S.A. — Alunorte and Minerações Brasileiras Reunidas S.A. — MBR, in each case so long as such person is a Subsidiary of Comet but not a wholly-owned Subsidiary, and (b) any other person of which Comet directly or indirectly owns more than 50% but less than 66 2/3% of the outstanding voting shares (or similar equity interests) having ordinary voting power to elect a majority of the board of directors or other governing body of such person.

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EXHIBIT B-2

Summary of Additional Conditions Precedent(2)

        Except as otherwise set forth below, the initial borrowing under the Facility on the Closing Date shall be subject to the following additional conditions precedent:

        1.     There shall have been validly deposited pursuant to the Bid Documents and not withdrawn at the expiry time of the Take-Over Bid at least 66 2/3% of the outstanding equity interests in the Company on a fully diluted basis; the acquisition of such equity interests and the other Transactions to occur on the Closing Date shall be consummated substantially simultaneously with the closing under the Facility in accordance with the terms set forth in the Offer to Purchase and Circular dated August 14, 2006 comprising part of the Bid Documents (the "Offer to Purchase") (without any modification thereof that is adverse in any material respect to the Lenders or the Agent or any change in the purchase price unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed); provided that the expiry date of the Take-Over Bid may be extended to a date not later than January 8, 2007) and upon the satisfaction or waiver of the conditions set forth in Section 4 of the Offer to Purchase (without any modification or waiver that is adverse in any material respect to the Lenders or the Agent unless approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed)); provided that, for purposes of this paragraph 1, and notwithstanding the foregoing, (a) the offeror shall not be entitled to make, and hereby agrees that it shall not make, any determination with respect to any condition set forth in Section 4(b), (f), (g) or (h) of the Offer to Purchase that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this paragraph, unless the Joint Lead Arrangers shall have made a similar determination with respect to the relevant condition exercising their reasonable judgment, such determination not to be unreasonably delayed, and (b) the offeror shall not be entitled to make, and hereby agrees that it shall not make, any determination with respect to any condition set forth in Section 4(c), (d), (e) or (i) of the Offer to Purchase that is subject to its judgment or discretion (other than any such determination that would cause such condition to fail to be satisfied), and any such determination shall be ineffective for purposes of this paragraph, unless such determination is not adverse in any material respect to the Lenders or the Agent or is otherwise approved by the Joint Lead Arrangers (such approval not to be unreasonably withheld or delayed).

        2.     If the sum of (a) the aggregate consideration payable by Comet pursuant to the Take-Over Bid (assuming that 100% of the equity interests in the Company will be acquired thereunder), (b) all amounts to be paid in connection with the repayment of Non-Surviving Debt (as reasonably estimated by Comet), (c) all amounts required to fund working capital requirements (as reasonably estimated by Comet) and (d) the Transaction Costs shall exceed U.S.$18.0 billion, Comet shall have made payments from its own funds to shareholders of the Company for the acquisition of Initial Shares in an amount equal to such excess.

        3.     The Agent shall have received (a) Canadian GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company for the 2003, 2004 and 2005 fiscal years, (b) if available or in the possession of Comet, Canadian GAAP unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company for each subsequent fiscal quarter ended 45 days before the Closing Date, (c) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of Comet for the 2003, 2004 and 2005 fiscal years, and (d) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of Comet for each subsequent fiscal quarter ended 45 days before the Closing Date.

(2)
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B-2 is attached, including Exhibit A thereto.

        4.     The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Comet as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are available, prepared after giving effect to the Transactions (it being understood that such pro forma financial statements shall be based on publicly-available statements of the Company) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

        5.     The Agent shall have received a certificate from the chief financial officer of Comet certifying that Comet and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

        6.     All requisite governmental approvals (including that of the Central Bank of Brazil, if necessary) required to be obtained by the Borrower in order to allow the execution and delivery of the definitive documentation relating to the Facility and the incurrence and repayment of the debt thereunder shall have been obtained (provided that the foregoing shall not apply to any notification (but excluding any approval or consent) required to be given to the Central Bank of Brazil in connection with any prepayment of the Facility).

        7.     The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

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EXHIBIT B-3

Summary of Negative Covenants(3)

Liens

        Comet will not, and will not permit any of its Material Subsidiaries, to create, incur, issue or assume any Debt secured by any lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

        (a)   Permitted Liens

        (b)   liens existing on the Closing Date and described on a schedule;

        (c)   liens on assets of a person existing at the time such person is merged into Comet or any of its Subsidiaries or becomes a Subsidiary of Comet or arising thereafter pursuant to contractual arrangements in existence at such time; provided that such liens were not created in contemplation of such merger or acquisition and do not extend to any other assets and such contractual arrangements were not entered into in contemplation of such merger or acquisition;

        (d)   liens on assets existing prior to the acquisition thereof by Comet or any Material Subsidiary or arising thereafter pursuant to contractual arrangements in existence at such time; provided that such liens were not created in contemplation of such acquisition and do not extend to other assets and such contractual arrangements were not entered into in contemplation of such merger or acquisition;

        (e)   liens securing the Facility;

        (f)    liens securing Debt owed by a Material Subsidiary of Comet to Comet or another Subsidiary of Comet;

        (g)   liens on any asset securing Debt incurred to finance the acquisition of such asset and any fees and expenses related to such acquisition; provided that such liens do not extend to any other assets and such liens attach to such asset concurrently with or within 180 days after the acquisition thereof;

        (h)   liens arising in the ordinary course of business consistent with past practice in connection with the financing of export, import or other trade transactions to secure Debt of Comet or any of its Material Subsidiaries;

        (i)    liens securing Debt incurred in connection with a construction or project financing for the construction or improvement of any asset; provided that such liens are limited to the assets constructed or improved, real property on which such assets are located, related contractual and/or other rights and claims, revenues generated by, or proceeds received from, such assets and cash and cash equivalents related thereto;

(3)
All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B-3 is attached, including Exhibit A thereto.

        (j)    liens securing Debt owed to BNDES in an aggregate principal amount not to exceed U.S.$2.0 billion at any time outstanding;

        (k)   other liens securing Debt; provided that at the time of the incurrence of such Debt, the Debt of Comet and its Material Subsidiaries secured by all such liens under this clause together with the Attributable Debt relating to existing Sale and Leaseback Transactions do not exceed an aggregate principal amount of 10% of consolidated net assets of Comet, as set forth on the most recent consolidated balance sheet of Comet and its consolidated Subsidiaries and computed in accordance with US GAAP ("Consolidated Net Assets"); and

        (l)    liens arising out of the refinancing, extension, renewal or refunding of any Debt secured by any lien permitted by this clause or any of the foregoing clauses (except to the extent that such Debt is increased or secured by additional property);

and provided that the foregoing covenant shall not apply to margin stock to the extent of margin stock having a value of more than 33 1/3% of the value of all other assets subject to such covenant.

Mergers, Consolidations and Sales of Assets

        The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any person, except that the Borrower may merge or consolidate with or into any other person so long as (a) the Borrower is the surviving person or (b) in the case of any merger or consolidation to which Comet is a party, the corporation formed by such consolidation or into which Comet shall be merged shall, at the effective time of such merger or consolidation, (i) assume all of Comet's obligations in respect of the loans, including all of Comet's covenants under the loan documents, in a writing reasonably satisfactory in form and substance to the Agent, (ii) be organized under the laws of any OECD country, Brazil or Chile, (iii) have a corporate Rating by each of Moody's and S&P at least equivalent to the corresponding corporate Rating assigned to Comet immediately prior to the announcement of such merger or consolidation, and (iv) deliver to the Agent, in form and substance reasonably satisfactory to the Agent, such opinions of counsel, certificates and other documents as the Agent may reasonably request in connection therewith; provided, in each case, that no default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

        In addition, neither Comet nor any of its Subsidiaries will convey, transfer, lease or otherwise dispose of margin stock unless (a) the net proceeds of such disposition are applied to the repayment of the loans under the Facility to the extent that such repayment is required by the terms of the Facility as set forth herein, or (b) the net proceeds of such transaction are at least equal to the fair value (as determined by the Board of Directors of Comet) of such margin stock and such net proceeds are reinvested by Comet in cash and cash equivalents (such cash and cash equivalents, the "Stock Sale Proceeds").

Sales and Leasebacks

        Comet will not, and will not permit any of its Material Subsidiaries to, enter into any arrangement providing for the leasing by Comet or any Material Subsidiary of any property (except for (a) temporary leases for a term, including any renewal thereof, of not more than three years and (b) leases between Comet and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by Comet or such Material Subsidiary (a "Sale and Leaseback Transaction") unless (i) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors of Comet) of such property and (ii) Comet or such Material Subsidiary would be entitled to incur Debt, in a principal amount at least equal to the Attributable Debt of such Sale and Leaseback Transaction, secured by liens on the property to be leased (with such property being assumed to be owned by Comet or such Material Subsidiary for purposes of this paragraph) without violation of clause (j) under "Liens" above.

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Nature of Business

        Comet will and its Material Subsidiaries taken as a whole will not make any material change in the nature of their business as carried on at the date of the Commitment Letter (it being understood that any activities conducted in respect of (a) mining, (b) logistics relating to mining or (c) other logistics services in Brazil shall not constitute a change in the nature of Comet's business).

Burdensome Agreements

        Comet will not, directly or indirectly, enter into, or permit any of its Material Subsidiaries to enter into, any agreement or arrangement limiting the ability of any of its Material Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, Comet or any Subsidiary of Comet, except (a) the agreements relating to the Facility, (b) any agreement in effect at the time a person first became a Subsidiary of Comet, so long as such agreement was not entered into solely in contemplation of such person becoming a Subsidiary of Comet, (c) any agreement that exists on the date hereof, including any renewals or extensions thereof, including in connection with any related refinancing, so long as no more restrictive than on the date hereof, (d) restrictions on the transfer of any asset pending the close of the sale of such asset, so long as such sale is permitted hereunder, (e) customary restrictions and conditions contained in the documents relating to any lien, so long as (i) such lien is permitted under "Liens" above and such restrictions or conditions relate only to the specific asset subject to such lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this paragraph, (f) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comet or any of its Material Subsidiaries, (g) customary provisions restricting assignment of any contract entered into in the ordinary course of business and (h) customary provisions in joint venture agreements and similar agreements applicable to joint ventures.

Definitions

        "Attributable Debt" means, with respect to any Sale and Leaseback Transaction, the present value, discounted at a rate per annum equal to the discount rate applied to record the liability arising from the relevant Sale and Leaseback Transaction in accordance with US GAAP, of the obligations of the lessee for net rental payments (excluding amounts on account of maintenance and repairs, insurance, taxes, assessments and similar charges and contingent rents) during the term of the lease.

        "Debt" means, as to any person, any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to or in respect of (a) an agreement involving or evidencing money borrowed or received, (b) a conditional sale or a transfer with recourse or with an obligation to repurchase, (c) obligations evidenced by bonds, debentures, notes or similar instruments, (d) obligations issued or assumed as the deferred purchase price of property or services, other than current unsecured trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, (e) acceptance, letter of credit or similar facilities, other than contingent obligations in respect of letters of credit or similar facilities to support trade transactions of such person in the ordinary course of business, (f) a lease with substantially the same economic effect as any such agreement or instrument and which, under US GAAP, would constitute a capitalized lease obligation and (g) Debt of others secured by any lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, valued at the lower of the fair market value of such property as reasonably determined by Comet and the amount of such Debt.

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        "Material Subsidiary" means, as of any date of determination, any Subsidiary of Comet having (a) assets in an amount equal to at least 5% of the amount of Consolidated Net Assets, (b) revenues in an amount equal to at least 5% of the amount of total consolidated revenues, and (c) EBITDA in an amount equal to at least 5% of the amount of total EBITDA, in each case of Comet and its Subsidiaries for (or, in the case of clause (a), as of the end of) the most recently completed period of four consecutive fiscal quarters for which financial statements of Comet are available.

        "Permitted Liens" means such of the following: (a) liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under the credit agreement; (b) liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

        "Subsidiary" means any person of which Comet directly or indirectly owns more than 50% of the outstanding voting shares (or similar equity interests) having ordinary voting power to elect a majority of the board of directors or other governing body of such person.

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EXHIBIT B-4

Financial Definitions

        "Adjusted EBITDA" means, for any period, with respect to Comet and its subsidiaries on a consolidated basis, (a) the sum for such period of (i) operating income, (ii) depreciation, depletion and amortization, and (iii) dividends received from non-consolidated companies, minus the sum of income attributable to non-wholly owned subsidiaries to the extent of dividends paid or declared by such non-wholly owned subsidiaries to third parties, in each case as calculated by Comet, in accordance with US GAAP.

        "Indebtedness" means, at any date of determination, without duplication, the sum of (a) all items that, in accordance with US GAAP, would be classified as (i) short-term debt, (ii) current portion of long-term debt and (iii) long-term debt on a consolidated balance sheet of Comet and its subsidiaries, (b) all guarantees by Comet and/or any of its subsidiaries of obligations of any other person that, in accordance with US GAAP, would be classified as (i) short-term debt, (ii) current portion of long-term debt or (iii) long-term debt on a consolidated balance sheet of such other person and (c) to the extent not otherwise included in clause (a) or (b), all obligations or guarantees in respect of capitalized leases.

        "Interest Expense" means, for any period, the sum of all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period), as determined in accordance with US GAAP.

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MATERIAL CONTRACTS
CLEAR MARKET EXCEPTIONS
Summary of Mandatory Prepayment Provisions (1)
Summary of Additional Conditions Precedent (2)
Summary of Negative Covenants (3)
Financial Definitions